As filed with the Securities and Exchange Commission on August 12, 2021

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OLD NATIONAL BANCORP
(Exact name of registrant as specified in its charter)

Indiana	35-1539838
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
One Main Street
Evansville, Indiana 47708
(800) 731-2265
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

With copies to:

Jeffrey L. Knight, Esq. Executive Vice President, Chief Legal Counsel and Corporate Secretary Old National Bancorp One Main Street Evansville, Indiana 47708 (800) 731-2265	James J. Barresi Aaron A. Seamon Squire Patton Boggs (US) LLP 201 E. Fourth Street, Suite 1900 Cincinnati, OH 45202 (513) 361-1200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐(Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class Securities to be Registered	Amount to be Registered(1)(3)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, without par value	3,304,574.010 shares	$16.58	$54,789,837.10	$0.00

(1)

The amount of Common Stock registered hereby shall be deemed to include any additional shares issuable as a result of any stock split, stock dividend, or other change in the capitalization of the Registrant.

(2)	Calculated pursuant to Rule 457(c) under the Securities Act, as amended (the “Securities Act”), based on the average high and low prices reported on the Nasdaq Global Select Market on August 10, 2021.

(3)

Pursuant to Rule 415(a)(6) under the Securities Act, this registration statement (the “Registration Statement”) includes 3,304,574.010 shares of Common Stock previously registered on an expiring registration statement on Form S-3ASR (File No. 333-226817), filed by Old National Bancorp (“Old National”) on August 13, 2018, which remain unsold as of August 12, 2021, and for which Old National previously paid a filing fee of $9,705.75 pursuant to registration statements on Form S-3ASR (File Nos. 333-226817, 333-206352, 333-183344 and 333-161394) and Form S-3 (File Nos. 333-120545 and 333-20083) filed on August 13, 2018, August 13, 2015, August 16, 2012, August 17, 2009, November 16, 2004 and January 21, 1997, respectively (collectively, the “Prior Registration Statements”), which will continue to be applied to such unsold shares. Accordingly, no filing fee is due in connection with this Registration Statement. Pursuant to Rule 415(a)(6), the offering of the unsold securities registered under the Prior Registration Statements will be deemed terminated as of the date of effectiveness of this Registration Statement.

PROSPECTUS

Amended and Restated
Stock Purchase and Dividend Reinvestment Plan

This Amended and Restated Stock Purchase and Dividend Reinvestment Plan, as amended, (the “Plan”) of Old National Bancorp (“Old National”) is a direct stock purchase plan designed to provide our shareholders and other investors with a convenient and economical means to purchase shares of our common stock and to reinvest cash dividends in the purchase of additional shares of our common stock. You can participate in the Plan if you own shares of our common stock. If you do not own any shares of our common stock, you can become a participant by making your initial purchase through the Plan with a minimum investment of $500.

Old National will direct Continental Stock Transfer and Trust Company, as plan administrator (the “Plan Administrator”) whether to buy newly issued shares directly from us or to buy shares in the open market. Except as otherwise provided by the Plan, the price of shares to participants depends upon the source of the shares:

·    if shares are purchased in the open market, the share price initially will be 100% of the average price per share of the shares purchased, including any trading fees.

·    if shares are purchased directly from us, the share price initially will be 100% of the average of the daily high and low sales price of our common stock traded on the Nasdaq Global Select Market for the five trading days immediately preceding the investment date.

We may in the future, at our sole discretion, offer shares for purchase under the Plan at a discount.

This prospectus makes certain amendments to our existing Amended and Restated Stock Purchase and Dividend Reinvestment Plan. If you are currently enrolled in our existing Amended and Restated Stock Purchase and Dividend Reinvestment Plan, you will be automatically enrolled in the amended Plan.

Your participation in the Plan is entirely voluntary, and you may terminate your participation at any time. If you do not choose to participate in the Plan, you will continue to receive cash dividends, as declared, in the usual manner.

This prospectus relates to 3,304,574.010 shares of our common stock, without par value, to be offered for purchase under the Plan. Our common stock is listed on the Nasdaq Global Select Market under the trading symbol “ONB.” The closing price of our common stock on August 10, 2021 was $16.69 per share.

You should read this prospectus carefully before you invest and you should retain this prospectus for future reference. You should also carefully read and consider the Risk Factors set forth on page 4 of this prospectus and those in our periodic reports and other information that we file with the Securities and Exchange Commission. The shares of common stock offered hereby are not savings accounts, deposits or other obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Investment in the common stock involves investment risk, including the possible gain or loss of principal. In addition, dividends paid may go up or down.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August 12, 2021.

TABLE OF CONTENTS

Page

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus. If given or made, such information must not be relied upon as having been authorized by Old National. This prospectus does not constitute an offer to sell, or solicitation of an offer to buy, the securities in any jurisdiction where or to any person to whom it is unlawful to make any such offer or solicitation. Neither the delivery of this prospectus nor any offer or sale made hereunder shall, under any circumstances, create an implication that there has not been a change in the facts set forth in this prospectus or in the affairs of Old National since the date hereof.

-i-

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS
This prospectus, including information incorporated by reference herein, includes various statements regarding current expectations or forecasts of future events, which speak only as of the date the statements are made.  These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are also made from time-to-time in press releases and in oral statements made by the officers of Old National.  Forward-looking statements can be identified by the use of the words “expect,” “may,” “could,” “will,” “intend,” “project,” “estimate,” “believe,” “anticipate,” or the negative of those terms, and other words of similar meaning.  Forward-looking statements also include, but are not limited to, statements regarding estimated cost savings, plans and objectives for future operations, Old National’s business and growth strategies, including future acquisitions of banks, regulatory developments, and expectations about performance as well as economic and market conditions and trends.
Such forward-looking statements are based on assumptions and estimates, which although believed to be reasonable, may turn out to be incorrect. Therefore, undue reliance should not be placed upon these estimates and statements. We cannot assure that any of these statements, estimates, or beliefs will be realized and actual results may differ from those contemplated in these forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. You are advised to consult further disclosures we may make on related subjects in our filings with the Securities and Exchange Commission (“SEC”). In addition to other factors discussed in this report, some of the important factors that could cause actual results to differ materially from those discussed in the forward-looking statements include the following:
    the possibility that the merger between Old National and First Midwest Bancorp, Inc. (“First Midwest”) will not close when expected or at all because required regulatory, shareholder, or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated (and the risk that required regulatory approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed transaction);
    the occurrence of any event, change, or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between First Midwest and Old National;
    the risk that any announcements relating to the merger could have adverse effects on the market price of the common stock of either or both parties to the transaction;
    the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;
    the length, severity, magnitude, and duration of the COVID-19 pandemic and the direct and indirect impact of such pandemic, including its impact on Old National’s financial conditions and business operations;
    changes in the economy, which could materially impact credit quality trends and the ability to generate loans and gather deposits, including the pace of recovery following the COVID-19 pandemic;
    market, economic, operational, liquidity, credit, and interest rate risks associated with our business;
    competition;
    government legislation and policies, including changes to address the impact of COVID-19 through the Coronavirus Aid, Relief and Economic Security Act and other legislative and regulatory responses to the COVID-19 pandemic;
    our ability to execute our business plan, including the anticipated impact from the ONB Way strategic plan that may differ from current estimates;
    unanticipated changes in our liquidity position, including but not limited to changes in our access to sources of liquidity and capital to address our liquidity needs;

    our ability to successfully manage our credit risk and the sufficiency of our allowance for credit losses;
    uncertainty about the discontinued use of London Interbank Offered Rate and the transition to an alternative rate;
    failure or circumvention of our internal controls;
    failure or disruption of our information systems;
    significant changes in accounting, tax, or regulatory practices or requirements, including the impact of the current expected credit loss standard;
    new legal obligations or liabilities or unfavorable resolutions of litigations;
    disruptive technologies in payment systems and other services traditionally provided by banks; and
    operational risks or risk management failures by us or critical third parties, including without limitation with respect to data processing, information systems, cyber-security, technological changes, vendor problems, business interruption, and fraud risks.
Investors should consider these risks, uncertainties, and other factors in addition to risk factors included in our other filings with the SEC.

OLD NATIONAL BANCORP
Old National Bancorp
One Main Street
Evansville, Indiana 47708
(800) 731-2265
Old National Bancorp (Nasdaq: ONB) , the holding company of Old National Bank, is the largest bank holding company headquartered in Indiana. With $23.7 billion in assets at June 30, 2021, it ranks among the top 100 banking companies in the U.S. and has been recognized as a World’s Most Ethical Company by the Ethisphere Institute for ten consecutive years. Since its founding in Evansville in 1834, Old National Bank has focused on community banking by building long-term, highly valued partnerships and keeping our clients at the center of all we do. This is an approach to business that we call The ONB Way. Today, Old National’s footprint includes Indiana, Kentucky, Michigan, Minnesota, and Wisconsin. In addition to providing extensive services in retail and commercial banking, Old National offers comprehensive wealth management, investment and capital market services. For more information and financial data, please visit Investor Relations at oldnational.com.

RISK FACTORS
Investing in our common stock involves risk. For a discussion of the risks related to an investment in our common stock, please see the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which is incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as the other information contained or incorporated by reference in this prospectus. The risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations, our financial results, and the value of our common stock.
Risks Relating to Participation in the Plan
You will not know the price of the shares you are purchasing under the Plan at the time you authorize the investment or elect to have your subsequent dividends reinvested.
The price of our shares may fluctuate between the time you decide to purchase shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision, but you may not be able to change or cancel your purchase authorization.
You will not be able to direct the specific time or price at which your shares are sold under the Plan.
If you instruct the Plan Administrator to sell shares under the Plan, you will not be able to direct the time or price at which your shares are sold. The price of our shares may decline between the time you decide to sell shares and the time of actual sale.

KEY FEATURES OF THE PLAN
The following summary of our Amended and Restated Stock Purchase and Dividend Reinvestment Plan may omit information that may be important to you and is contained in other sections of this prospectus. You should carefully read the entire text of the Plan contained in this prospectus, beginning on page 6, before you decide to participate in the Plan.
Anyone Can Participate
If you currently own shares of our common stock, you may participate in the Plan. If you do not own any shares of our common stock, you can participate in the Plan by making your initial investment in shares of our common stock through the Plan with a minimum initial cash investment of $500 and a maximum initial cash investment of $15,000 or by enrolling in the Plan’s automatic monthly investment feature. Please see Question 10 and Question 12 for information regarding when stock purchases will be made.
Automatic Dividend Reinvestment
All cash dividends on shares of common stock that are subject to the Plan will be fully reinvested in shares of our common stock at the prevailing market price. Please see Question 4 for more detailed information.
Optional Cash Purchases
You can buy additional shares of common stock if you are a participant in the Plan. You can invest a minimum of $25 and a maximum of $15,000 per month and you can pay by check or enroll in the Plan’s automatic investment feature to make additional purchases. In certain instances we may, in our sole discretion, permit optional cash purchases that exceed the $15,000 maximum amount. Please see Questions 9, 10, 13 and 14 for more detailed information.
Source of Shares
The Plan Administrator will purchase shares of our common stock directly from us as newly issued shares of common stock, in the open market or a combination thereof. Please see Question 7 for more detailed information.
Purchase Price
The purchase price for shares of our common stock under the Plan depends on whether we issue new shares to the Plan or the Plan Administrator obtains shares for the Plan by purchasing them in the open market:
·    For Dividend Reinvestments, Initial Investment Purchases, and Optional Cash Purchases of $15,000 or Less:
·    the purchase price for shares of common stock purchased in the open market initially will be 100% of the average price per share of the shares purchased, plus any trading fees.
·    the purchase price for shares of common stock that the Plan Administrator purchases directly from us initially will be 100% of the daily average of the high and low sales price of our common stock traded on the Nasdaq Global Select Market for the five trading days immediately preceding the investment date.
·    For Initial Investment Purchases and Optional Cash Purchases in Excess of $15,000 pursuant to a Request for Waiver:
·    the purchase price for shares purchased pursuant to a Request for Waiver may reflect a discount (the “Waiver Discount”) of 0% to 5% from the market price (inclusive of any applicable trading fees or purchase fees that we elect to pay on your behalf) which may vary each pricing period and will be based on the average of the daily high and low sales price of our common stock traded on the Nasdaq Global Select Market during a pricing period (the “Pricing Period”) of no less than one but no more than ten trading days commencing on a date mutually agreed upon by us and the participant. Shares purchased pursuant to a Request for Waiver are also subject to a Threshold Price. Please see Questions 13 and 14 for more detailed information.

We reserve the right to establish in the future a discount from the market price for optional cash purchases of $15,000 or less. We also reserve the right to offer a discount or change any discount offered on shares of common stock purchased with reinvested dividends.
The purchase price for any shares of common stock purchased in the open market will include your pro rata share of any trading fees. Please see Questions 7 and 20 for more detailed information.
Convenient Share Sales
You can sell common stock and pay fees lower than those typically charged by stockbrokers for small transactions. Please see Question 19 for more detailed information.
Full Investment
Full investment of your funds is possible because you will be credited with both whole shares and fractional shares. Dividends will be paid not only on whole shares but also proportionately on fractional shares.
Share Safekeeping
You can deposit any Old National common stock certificates for shares participating in the Plan with the Plan Administrator for safekeeping at no cost to you. The Plan Administrator will credit the shares of common stock represented by the certificates to your account in “book-entry” form and will combine the shares with any whole and fractional shares then held in your Plan account. You may not request that the Plan Administrator re-issue stock certificates. The Plan Administrator will not safe keep your shares without participating in the Plan. However, we permit shareholders to hold their shares in electronic form via the Direct Registration System (“DRS”) outside of the Plan. Please see Questions 16, and 17 for more detailed information.
Gifts and Other Share Transfers
You can make gifts of common stock to others. Please see Question 18 for more detailed information.
Transaction Reporting
As a Plan participant you will receive a notice after each reinvestment of dividends and optional cash purchase, if any, showing the details of each transaction and the share balance in your Plan account. Please see Question 23 for more detailed information.
Plan Administrator
Continental Stock Transfer and Trust Company will administer the Plan, keep records, send periodic investment statements to participants and perform other duties relating to the administration of the Plan. We may, in our sole discretion, adopt rules and regulations and make determinations as we desire to facilitate administration of the Plan. We reserve the right, in our sole discretion, to appoint a new Plan Administrator.

TERMS AND CONDITIONS OF THE PLAN
The following constitutes our Amended and Restated Stock Purchase and Dividend Reinvestment Plan. All references in this prospectus to “common stock” refer to our common stock, without par value per share.
1.    What is the purpose of the Plan?
The primary purpose of the Plan is to give holders of our common stock and other interested investors a convenient and economical way to purchase shares of common stock by reinvesting all or a portion of their cash dividends in common stock and by making optional cash payments to the Plan. A secondary purpose of the Plan is to provide us with the ability to raise capital by selling newly issued shares of common stock under the Plan.
2.    Who is eligible to participate in the Plan?
Generally, shareholders may participate in the Plan whether they are a “record owner” or a “beneficial owner” of common stock. You are a record owner if you own shares of common stock that are registered in your name with our transfer agent. You are a beneficial owner if you own shares of common stock that are registered in a name other than your own. For example, you are a beneficial owner if you own shares held in the name of a broker, bank or other nominee. If you are a record owner, you may participate directly in the Plan. If you are a beneficial owner, you must either (a) become a record owner by having one or more shares transferred into your own name, or (b) coordinate your participation in the Plan through the broker, bank or other nominee in whose name your shares of common stock are held.
If you do not currently own any common stock, you can participate in the Plan by making an initial cash investment in common stock through the Plan with a minimum initial investment of $500 or by enrolling in the Plan’s automatic investment feature. Please see Question 8 for details regarding an initial cash investment.
You may not participate in the Plan if it would be unlawful for you to do so in the jurisdiction where you are a citizen or reside. If you live outside the U.S. and you are a qualified U.S. person, you should first determine if there are any laws or governmental regulations that would prohibit your participation in the Plan. We reserve the right to terminate participation of any shareholder if we deem it advisable under any foreign laws or regulations.
3.    How do I get started?
If you are eligible to participate in the Plan, you may join the Plan at any time. Once you have enrolled, you will remain enrolled until you withdraw from the Plan, we terminate the Plan or your participation in the Plan.
You may enroll by requesting an Enrollment Form from the Plan Administrator or downloading it from the Plan Administrator’s website (www.continentalstock.com/dividend-reinvestment), completing the Enrollment Form along with the items required, and mailing, emailing, or faxing them to the Plan Administrator. Your participation will begin after your authorization is received.
4.    How do I reinvest dividends?
If you are a shareholder of record and you choose to participate in the Plan, you may designate all or any portion of your shares as being subject to the Plan. With respect to those shares which are subject to the Plan, all of the cash dividends received will be fully reinvested in additional shares of our common stock. Plan participants will receive a quarterly account statement and transaction notices and will have electronic access to their account.
5.    When are dividends reinvested?
The cash dividends on all shares of our common stock subject to the Plan will be invested by the Plan Administrator in additional shares of common stock purchased on the open market or directly from us or a combination thereof, as promptly as practicable on or after the dividend payment date, but normally within one week of the dividend payment date. Additional shares purchased with dividends will be purchased at a price determined in accordance with Question 7. Notwithstanding the foregoing or any previous determination to purchase shares of our common stock in the open market, the Plan Administrator reserves the right to purchase shares of our common stock directly from us in lieu of open market purchases. No interest will be paid on funds held by the Plan Administrator pending investment.
6.    What is the source of shares to be purchased under the Plan?
All dividends reinvested through the Plan and all optional cash purchases will be used to purchase either newly issued shares directly from us, shares on the open market, or a combination thereof, in our discretion. Shares purchased directly from us will consist of authorized but unissued shares of our common stock. Except as otherwise described in Question 5, we may not change our determination that shares purchased through the Plan will be purchased either in the open market or from us, more than once every three months. We may change the source of the shares of common stock for the Plan without providing you notice that we are doing so.
7.    At what price will shares be purchased?
For Dividend Reinvestments, Initial Cash Purchases and Optional Cash Purchases of $15,000 or Less:
·    in the open market, the purchase price initially will be 100% of the average price per share of the shares purchased, plus any trading fees.
·    directly from us, the purchase price initially will be 100% of the average of the daily high and low sales price of our common stock traded on the Nasdaq Global Select Market for the five trading days, immediately preceding the purchase date. If there are no sales of common stock on one or more of the five trading days prior to the purchase date, the average will be based on the closing sale prices on those days within the five day trading period on which shares of the common stock do trade.
For Optional Cash Purchases in Excess of $15,000 Pursuant to a Request for Waiver:
·    the purchase price for shares purchased pursuant to a Request for Waiver may reflect the Waiver Discount. Shares purchased pursuant to a Request for Waiver are also subject to a Threshold Price. Please see Questions 13 and 14 for more detailed information.
We reserve the right to establish in the future a discount from the market price for optional cash purchases of $15,000 or less. We also reserve the right to offer a discount or change any discount offered on shares of common stock purchased with reinvested dividends. Any discount offered may, in our sole discretion, be applied to dividend reinvestment only, optional cash purchases only, or both.
In the event that we authorize the Plan Administrator to purchase shares of common stock in the open market, you will be required to pay your pro rata share of any trading fees incurred by the Plan Administrator.
8.    How do I make an initial cash investment?
If you do not own our common stock, you can make an initial cash investment for as little as $500 and a maximum of $15,000. In certain circumstances, however, we may, in our sole discretion, permit initial cash investments that exceed the $15,000 maximum. The initial investment may be made using the Enrollment Form and
·    making one payment (minimum of $500) by check payable to the Plan Administrator , or
·    by enrolling in our automatic monthly investment feature.
9.    How do I make optional cash purchases?
If you already own common stock and are enrolled in the Plan and want to make optional cash purchases, you can send a check to the Plan Administrator for each purchase or authorize an automatic deduction from your bank account If you choose to submit a check please make sure to include the contribution form on your Plan statement and mail it to the address specified on the statement. Alternatively, if you wish to make regular monthly purchases, you may authorize automatic monthly deductions from your bank account. This feature enables you to make ongoing investments without having to write a check. See Question 11 for more detailed information on the automatic monthly investment feature of the Plan.
Optional cash purchases are subject to a monthly minimum purchase requirement of $25 and a maximum purchase limit of $15,000. In certain instances, however, we may, in our sole discretion, permit optional cash purchases that exceed the $15,000 maximum. Please see Questions 13 and 14 for more detailed information on optional cash purchases in excess of $15,000.
10.    When must my initial cash investment or optional cash purchase be received by the Plan Administrator?
Purchases will be made on the 5th and 20th day of each month or as promptly as practicable after the 5th and 20th days of the month if such days are not business days. As a result, your initial cash investment and optional cash purchases must be received by the Plan Administrator at least two business days prior to a purchase date in order for your investment to be invested on such purchase date. Otherwise, your initial cash investment or optional cash purchase will be held by us and invested as promptly as practicable after the 5th and 20th of each month. See Question 12 for more detailed information concerning when shares will be purchased.
Because interest is not paid on funds pending investment, it is to your benefit to mail your initial cash investment and optional cash purchases so they are received shortly before the 5th or 20th day of each month. Funds are considered to be received when delivered, either by overnight delivery, courier delivery, postal service, electronic funds transfer, or in person, during company business hours to the Plan Administrator (see Question 34 for address).
We reserve the right to delay honoring investment requests for purchasing shares until we confirm receipt of good funds from you. However, in the event that a check submitted to us for investment is returned unpaid for any reason, the Plan Administrator will consider the request for investment of such funds null and void. Any shares purchased upon the prior credit of such funds will be immediately removed from your Plan account. The Plan Administrator will be entitled to sell those shares to satisfy any uncollected amounts and impose an appropriate fee. Please see “Plan Service Fees Schedule” attached hereto as Appendix A for a detailed description of the relevant charges and fees. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of such uncollected amounts and fees, the Plan Administrator will be entitled to sell additional shares of common stock from your Plan account or bill you to satisfy the uncollected balance.
11.    What is the automatic monthly investment (electronic debit) feature of the Plan, and how does it work?
You may make optional cash payments of not less than $25 per payment nor more than an aggregate total of $15,000 during a calendar month by means of a monthly automatic electronic funds transfer from a predesignated account with a United States financial institution. Any automatic monthly investment will be treated as an initial cash investment or an optional cash purchase, as the case may be.
To initiate automatic monthly investments, you must complete, sign and return to the Plan Administrator an automatic monthly deduction form with a voided blank check (checking account) or deposit slip (savings account) for the account from which funds are to be drawn. Automatic monthly deduction forms may be obtained from us upon request. Forms will be processed and will become effective as promptly as practicable.
Once automatic monthly investment is initiated, funds will be drawn from your designated financial institution account on the 25th day of each month, or the preceding business day, and will be invested in common stock on the next purchase date.
You may change the amount of your automatic monthly investment or the designated account from which funds are drawn at any time by completing, signing and submitting to the Plan Administrator a new automatic monthly deduction form. To be effective with respect to the next purchase period, however, the new automatic monthly deduction form must be received by us at least twenty business days preceding the purchase period for which such change is to be effective. Otherwise, the change will not be effective until the following month. You may terminate your automatic monthly investment at any time by notifying the Plan administrator in writing.
12.    When will shares be purchased?

The Plan Administrator will invest all initial and optional cash purchases by a shareholder of $15,000 or less in shares of common stock purchased on the open market or directly from us as promptly as practicable after the 5th and 20th day of each month. In the case of purchases on the open market, in the unlikely event that, due to unusual market conditions, the Plan Administrator is unable to invest the funds within 30 days, the Plan Administrator will return the funds to you by check. No interest will be paid on funds held by the Plan Administrator pending investment. Please see Questions 13 and 14 for more detailed information on optional cash purchases in excess of $15,000.
13.    How do I make optional cash purchases over the maximum monthly amount?
Optional cash purchases in excess of $15,000 per month may only be made pursuant to a Request for Waiver accepted by us, at a price or method determined in our sole discretion, including the establishment of a minimum price, as more fully described in Question 14. If you wish to make an optional cash purchase in excess of $15,000 for any month, you must obtain our prior written approval. To obtain approval, you should download a “Request for Waiver” form on the Plan Administrator’s website (www.continentalstock.com/dividend-reinvestment). Completed Request for Waiver forms should be sent to Old National via facsimile at (812) 468-0399 or email to legal@oldnational.com. We have sole discretion to grant any approval for optional cash purchases in excess of the allowable maximum amount. If we approve your request, Old National will notify you via return facsimile or email. You must send the authorized amount to the Plan Administrator per written instructions in the Request for Waiver form. In deciding whether to approve a Request for Waiver, we will consider relevant factors including, but not limited to:
·    whether the Plan is then acquiring newly issued shares directly from us or acquiring shares in the open market;
·    our need for additional funds;
·    the attractiveness of obtaining additional funds through the sale of common stock as compared to other sources of funds;
·    the purchase price likely to apply to any sale of common stock;
·    the shareholder submitting the request;
·    the extent and nature of the shareholder’s prior participation in the Plan;
·    the number of shares of common stock held of record by the shareholder; and
·    the aggregate number of optional cash purchases in excess of $15,000 for which Requests for Waiver have been submitted by all shareholders in the Plan.
If Requests for Waiver are submitted for an aggregate amount in excess of the amount we are then willing to accept, we may honor such requests in order of receipt, pro-rata or by any other method that we, in our sole discretion, determine to be appropriate. With regard to optional cash purchases made pursuant to a Request for Waiver, the Plan does not provide for a predetermined maximum limit on the amount that a shareholder may invest or on the number of shares that may be purchased.
14.    What additional provisions apply to optional cash purchases made pursuant to a Request for Waiver?
If we decide to accept a Request for Waiver, the price of shares issued will be determined by the Pricing Period. Optional cash payments made pursuant to a Request for Waiver will be applied to the purchase of shares of common stock as soon as practicable on or after the next business day following the last day of the Pricing Period (the “Investment Date”). The Plan Administrator will apply all optional cash purchases, for which good funds are received on or before the first business day before the Pricing Period, to the purchase of shares of common stock as soon as practicable on or after the next following Investment Date. For purposes of determining the price per share on the Investment Date, the price will be equal to the average of the high and low sales prices, computed up to four decimal places, if necessary, of our common stock as reported on the Nasdaq Global Select Market.

The purchase price on any Investment Date may be reduced by a Waiver Discount, as determined in our sole discretion, but in no event will the purchase price be less than 95% of the average high and low sales prices of our common stock as reported on the Nasdaq Global Select Market on the Investment Date. This means that if the average of the daily high and low sales prices during the Pricing Period (for trading days in which the Threshold Price, as defined in the next paragraph, is satisfied) is less than 95% of the average high and low sales prices on the Investment Date, the purchase price per share on the waiver Investment Date will be increased so that it is equal to 95% of the average high and low sales prices as reported on the Nasdaq Global Select Market on the waiver Investment Date.
Threshold Price. We may establish a minimum purchase price (the “Threshold Price”) applicable to optional cash purchases made pursuant to a Request for Waiver for any Pricing Period. The Threshold Price will be applicable for each day on which our common stock is traded on the Nasdaq Global Select Market, each a “Trading Day.” We will determine whether to establish a Threshold Price, and if so, its amount, at least one business day prior to the first day of the applicable Pricing Period. We will notify the Plan Administrator of the Threshold Price, if any. We will make this determination at our discretion after a review of current market conditions, the level of participation in the Plan and current and projected capital needs.
If a Threshold Price is established for any Pricing Period, the average of the high and low sale prices (not adjusted for discounts, if any) of our common stock traded on the Nasdaq Global Select Market must equal or exceed the Threshold Price on each Trading Day of the relevant Pricing Period. In the event that the Threshold Price is not satisfied for a Trading Day in the Pricing Period, then that Trading Day will be excluded from the Pricing Period and all trading prices for that day will be excluded from the determination of the purchase price. A day will also be excluded from the Pricing Period if no trades of our common stock are made on the Nasdaq Global Select Market for that day. Thus, for example, for a five day Pricing Period, if the Threshold Price is not satisfied for one of the five Trading Days in the Pricing Period, then the purchase price will be based upon the remaining four Trading Days in which the Threshold Price was satisfied.
In addition, a portion of each optional cash purchase will be returned for each Trading Day of a Pricing Period in which the Threshold Price is not satisfied or for each day in which no trades of common stock are made on the Nasdaq Global Select Market. The amount returned will be equal to a pro-rata amount of the optional cash purchase amount (not just the amount exceeding $15,000) for each Trading Day that the Threshold Price is not satisfied or for each day in which no trades of common stock are made on the Nasdaq Global Select Market. Thus, for example, for a five day Pricing Period, if the Threshold Price is not satisfied or no such sales are reported, for one of the five Trading Days in the Pricing Period, then the Plan Administrator will return one-fifth (or 20%) of the optional cash purchase to you without interest.
The establishment of the Threshold Price and the possible return of a portion of the investment apply only to optional cash purchases made pursuant to a Request for Waiver. Setting a Threshold Price for a Pricing Period will not affect the setting of a Threshold Price for any subsequent Pricing Period. For any Pricing Period, we may waive our right to set a Threshold Price. Neither we nor the Plan Administrator shall be required to provide any written notice as to the Threshold Price for any Pricing Period. However, you may ascertain whether a Threshold Price has been set or waived for any given Pricing Period by contacting the Plan Administrator at (800) 677-1749.
Waiver Discount. For each Pricing Period, we may establish a Waiver Discount. The Waiver Discount will be established at our sole discretion. Neither we nor the Plan Administrator shall be required to provide any written notice of any Waiver Discount for any Pricing Period. However, you may ascertain whether we have established a Waiver Discount for any given Pricing Period by contacting Old National at legal@oldnationa.com. Setting a Waiver Discount for a particular Pricing Period will not affect the setting of a Waiver Discount for any subsequent Pricing Period.
The Waiver Discount, if any, will apply only to optional cash purchases in excess of $15,000. The Waiver Discount will apply to the entire optional cash purchase and not just the portion of the optional cash purchase that exceeds $15,000. We reserve the right to establish in the future a discount from the market price for optional cash purchases of $15,000 or less.
We will only establish a Threshold Price or Waiver Discount for shares that are purchased directly from us. We reserve the right, in our sole discretion and without providing notice to you, to amend, administer and approve any terms regarding the Threshold Price, Waiver Discount or any other terms regarding optional cash purchases in excess of the $15,000 maximum amount as we deem necessary or appropriate.
15.    What if I have more than one account?
For purposes of the Plan, we may aggregate all dividend reinvestments and optional cash purchases for participants with more than one account using the same social security or taxpayer identification number. For participants unable to supply a social security or taxpayer identification number, we may limit their participation to only one Plan account.
For the purpose of the limitations discussed in Questions 13 and 14, we may aggregate all Plan accounts we believe to be under common control or management or to have common ultimate beneficial ownership. Unless we have determined reinvestment of dividends and optional cash purchases for each such account would be consistent with the purposes of the Plan, we have the right to aggregate all such accounts and to return, without interest, within 30 days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts.
16.    Will I receive certificates for shares purchased?
No, you will not receive certificates for shares purchased. The Plan Administrator will maintain shares purchased under the Plan in your Plan account. Plan account shares are held in your name in “book-entry” form. This service protects against the loss, theft or destruction of certificates evidencing your shares of common stock.
17.    May I deposit stock certificates I currently hold into my Plan account?
If you own common stock in certificated form which you have designated as subject to the Plan, you may deposit your certificates for those shares in your Plan account, free of charge. The Plan Administrator will credit the shares of common stock represented by the certificates to your account under the Plan in “book-entry” form and will combine the shares with any whole and fractional shares then held in your Plan account. In addition to protecting against the loss, theft or destruction of your certificates, this service also is convenient if and when you sell shares of common stock through the Plan. See Question 19 to learn how to sell your shares of common stock under the Plan.
Shares held in certificated form which are not subject to the Plan cannot be held in safekeeping by the Plan. However, we permit shareholders to register their shares in electronic form via DRS for safekeeping outside of the Plan.
18.    How can I transfer or give gifts of shares?
You may transfer or give gifts of common stock to anyone you choose by contacting the Plan Administrator. After the transfer or purchase is completed, upon your written request, the Plan Administrator will send you a non-negotiable gift announcement, which you can present to the recipient. A notice indicating the deposit of common stock will be forwarded to the recipient.
19.    How do I sell shares?
You can sell any number of shares held in your Plan account by contacting the Plan Administrator in writing. All sales of Plan shares will be conducted once each week. In order to sell your shares, a sale request must be received before 1:00 p.m. Eastern Time on the day prior to the sale date. If you fail to make the 1:00 p.m. sale deadline, your shares will be sold on the next succeeding sale date. You may ascertain the sale date by contacting the Plan Administrator at (800) 677-1749. The sale price will be the average price of all shares sold for Plan participants with respect to that sale date. You can also choose to sell your shares through a stockbroker of your choice, in which case you should request a statement for your account from the Plan Administrator for delivery to your stockbroker.
Cost of Selling Shares. The Plan requires you to pay all costs associated with the sale of your shares under the Plan. A service fee for selling Plan shares (currently $0.15 per share), applicable trading fees and any required tax withholdings on the settlement date, which is generally two business days after your shares have been sold, will be deducted from your sale proceeds. Please see “Plan Service Fees Schedule” attached hereto as Appendix A for a detailed description of the relevant charges and fees.

Termination of Your Account Upon Sale of All Shares. Please note that if your total holdings fall below one share, the Plan Administrator may, in its sole discretion, liquidate the fractional share, remit the proceeds to you, less any applicable fees, and close your Plan account.
Timing and Control. Because the Plan Administrator will sell the shares on behalf of the Plan, neither we nor any participant in the Plan have the authority or power to control the timing or pricing of shares sold or the selection of the broker making the sales. Therefore, you will not be able to precisely time your sales through the Plan, and will bear any market risk associated with fluctuation in the price of our stock. That is, if you send in a request to sell shares, it is possible that the market price of our stock could go down or up before the broker sells your shares and the per share sales price you receive will be the average price of all shares sold for Plan participants with respect to that sale date. In addition, you will not earn interest prior to or in connection with any sales transaction.
20.    What are the costs of participating in the Plan?
You do not pay any trading fees, service charges or other fees on shares of common stock purchased directly from us through the reinvestment of dividends. In the event that we authorize the Plan Administrator to purchase shares of common stock in the open market, you will be required to pay your pro rata share of any trading fees incurred by the Plan Administrator. You also will be responsible for any fees payable in connection with your sale of shares from the Plan. Please see “Plan Service Fees Schedule” attached hereto as Appendix A for a detailed description of the relevant charges and fees.
21.    How can I vote my shares?
You will receive proxy materials for all shares in your Plan account. You may vote your shares of common stock either by designating the vote of the shares by proxy or by voting the shares in person at the meeting of shareholders. The proxy will be voted in accordance with your direction. If you do not return the proxy card or if you return it unsigned, none of your shares will be voted.
22.    What happens if you have a rights offering, issue a stock dividend or declare a stock split?
In the event that we make available to our shareholders rights to purchase additional shares of common stock or other securities, the Plan Administrator will sell or direct the sale of the rights accruing to shares held in your Plan account and apply the net proceeds of such sales to the purchase of additional shares of common stock. Any dividends in the form of shares of common stock and any shares resulting from a common stock split on shares held in your Plan account will be credited to your Plan account.
23.    How will I keep track of my investments?
The Plan Administrator will send you a transaction notice confirming the details of each transaction you make. Shareholders who have elected to have their dividends reinvested will receive a quarterly Plan account statement in addition to the transaction notices. In addition, in the event we declare and pay a stock dividend, you will receive an account statement confirming details of the stock dividend. You may request historical account statements by contacting the Plan Administrator. You will be charged a fee of $20 for each request.
24.    What are some of the federal income tax consequences of my participation in the Plan?
The following is a summary of material federal income tax consequences of participation in the Plan. This summary is for general information only and does not constitute tax advice. This summary does not reflect every possible tax outcome or consequence that could result from participation in the Plan. Also, this summary does not discuss your tax consequences if you are not a United States citizen or a resident alien. We advise you to consult your own tax advisors to determine the tax consequences particular to your situation, including any applicable state, local or foreign income and other tax consequences that may result from your participation in the Plan and your subsequent sale of shares acquired pursuant to the Plan. Any state tax consequences will vary from state to state, and any tax consequences to you if you reside outside the United States will vary from jurisdiction to jurisdiction.

In general, dividends paid on common stock, whether the shares are held by you or held by us in book-entry form through the Plan, are considered taxable income, whether paid in cash or reinvested through the Plan. By reinvesting dividends, you will be liable for the payment of income tax on the dividends despite not receiving cash to satisfy the tax liability. Any Waiver Discount that may be applicable to shares purchased with reinvested dividends will be considered a taxable distribution. Your total dividend will thus be equivalent to the market value of the shares purchased on the date of the dividend distribution plus any trading and service fees paid.
A Plan participant who purchases shares of common stock pursuant to a Request for Waiver at a price that reflects a Waiver Discount may be treated as having received a dividend distribution equal to the excess of the market value of the shares acquired over the purchase price.
The tax basis of your shares, whether purchased with reinvested dividends or cash, will generally equal the purchase price, including any trading fees, plus, when applicable, the amount of any additional dividend income that you are treated as having received as a result of a discount. While trading fees are includable in the tax basis of your stock, other service fees that you may be required to pay are generally not deductible for income tax purposes.
Upon the sale of either all or a portion of your shares in the Plan, you will generally recognize a capital gain or loss based on the difference between the sale proceeds and the tax basis in the shares sold, including any fractional shares, provided you hold your shares as a capital asset at the time of sale. The capital gain or loss will be long-term if the shares were held more than one year. You should retain your account statements in order to determine the tax basis for shares or any fraction of a share credited to your account.
Individuals, trusts and estates may be subject to a tax on net investment income that will include the dividends that were reinvested and any gains or losses recognized from participation in the Plan.
For participants subject to U.S. withholding tax, backup withholding or foreign taxes, we will withhold the required taxes from the gross dividends or proceeds from the sale of shares. The dividends or proceeds received by you, or dividends reinvested on your behalf, will thus be net of the amount of the taxes required to be withheld.
The information return provided to you and the IRS at year-end will be comprised of information with respect to the Plan necessary to complete your income tax returns.
25.    How would I terminate my participation?
You may discontinue the reinvestment of your dividends at any time by giving written notice to the Plan Administrator. To be effective for any given dividend payment, the Plan Administrator must receive notice before the record date for such dividend payment. After the Plan Administrator terminates your account, future dividends will be sent directly to you by check. Alternatively, if you so direct in writing, the Plan Administrator will sell all whole and fractional shares in your Plan account and send you a check for the proceeds less any applicable fees.
Rejoining the Plan After Withdrawal. After you withdraw from the Plan, you may rejoin the Plan at any time by filing a new Enrollment Form with the Plan Administrator, and otherwise complying with the terms of the Plan. However, the Plan Administrator has the right to reject the Enrollment Form if you repeatedly join and withdraw from the Plan, or for any other reason. The Plan Administrator’s exercise of this right is intended to minimize unnecessary administrative expenses and to encourage use of the Plan as a long-term shareholder investment service.
26.    Are there any risks associated with the Plan?
Your investment in shares of our common stock purchased under the Plan is no different from any investment in shares of our common stock that you hold directly. We cannot assure you a profit or protect you against a loss on our shares that you purchase. You bear the risk of loss and enjoy the benefits of any gain from market price changes with respect to shares purchased under the Plan. In addition, please see a discussion of the risks associated with an investment in our common stock and participation in the Plan under the heading “Risk Factors” above.
27.    Can the Plan be amended, modified, suspended or terminated?

We reserve the right to amend, modify, suspend, or terminate the Plan at any time. You will receive written notice of any material amendment, modification, suspension, or termination. We and the Plan Administrator also reserve the right to change any administrative procedures of the Plan.
28.    What are the responsibilities of Old National and the Plan Administrator?
Neither we, nor the Plan Administrator, will be liable for any act done in good faith or for any good faith failure to act, including, without limitation, any claim of liability (1) arising from the failure to terminate your account upon your death or a judgment of incompetence prior to the Plan Administrator’s receipt of notice in writing of the death or incompetence, (2) relating to the prices and times at which the Plan Administrator buys or sells shares for your account, or (3) relating to any fluctuation in the market value of the common stock.
The payment of dividends is at the discretion of our Board of Directors and will depend upon future earnings, our financial condition and other factors. The Board of Directors may change the amount and timing of dividends at any time without notice.
29.    Can I transfer my right to participate in the Plan to another person?
No, you may not transfer your right to participate in the Plan to another person.
30.    What happens if we terminate the Plan?
If we terminate the Plan, you will receive a statement for all whole shares of common stock held in your Plan account that are not held in electronic form via DRS and a check representing the value of any fractional shares based on the then current market price. We also will return to you any uninvested dividends or optional cash payments held in your account.
31.    How will you interpret and regulate the Plan?
We may interpret, regulate and take any action in connection with the Plan that we deem reasonably necessary in our sole discretion to carry out the Plan. As a participant in the Plan, you will be bound by any actions taken by us or the Plan Administrator.
32.    What law governs the Plan?
The laws of the State of Indiana will govern the terms, conditions and operation of the Plan.
33.    Where will notices be sent?
The Plan Administrator will address all notices to you at your last known address. You should notify the Plan Administrator promptly, in writing, of any change of address.
34.    What if I have questions about the Plan?
Enrollment, purchase or sale of share requests and other requests for transactions or services offered by the Plan should be directed to the Plan Administrator through use of any of the following:
Telephone
Telephone customer service is available toll-free within the United States and Canada: (800) 677-1749. All requests to sell or purchase shares must be made in writing to the Plan Administrator.
In Writing
You may also write to the Plan Administrator at the following address:

Continental Stock Transfer and Trust Company
as agent for Old National Bancorp Attn: DRP Dept.
1 State Street 30th Fl
New York, N.Y. 10004-1561
Be sure to include your name, address, daytime phone number, social security or tax I.D. number and a reference to the Stock Purchase and Dividend Reinvestment Plan on all correspondence.

WHERE YOU CAN FIND MORE INFORMATION
Please carefully read the information in this prospectus and any accompanying prospectus supplements, which we refer to collectively as the “prospectus.”
Old National files annual, quarterly, and current reports, proxy statements, and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which are available at the SEC’s website at http://www.sec.gov. The reports and other information filed by Old National with the SEC are also available at Old National’s website at www.oldnational.com under the heading “Investor Relations,” and then under the heading “Financial Information.” The web addresses of the SEC and Old National are included as inactive textual references only. Except as specifically incorporated by reference into the prospectus, information on those web sites is not a part of the prospectus. Shares of Old National common stock are listed on the Nasdaq Global Select Market under the symbol “ONB.”
The SEC allows Old National to “incorporate by reference” the information filed by Old National with the SEC, which means that Old National can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus.
Old National incorporates by reference the documents and information listed below:
•    Our annual report on Form 10-K for the year ended December 31, 2020;
•    Our quarterly reports on Form 10-Q for the periods ended March 31, 2021 and June 30, 2021;
•    Our current reports on Form 8-K filed on January 19, 2021, January 28, 2021, February 3, 2021, March 11, 2021, April 19, 2021, April 29, 2021, May 5, 2021, June 1, 2021, June 2, 2021 July 20, 2021, July 29, 2021, and August 4, 2021 (except with respect to each of the foregoing, for portions of such reports which were deemed to be furnished and not filed) and
•    The description of our common stock set forth in the registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on August 14, 2013, including any amendment or report filed with the SEC for the purpose of updating such description.
Old National is also incorporating by reference any filings Old National made with the SEC under Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934 between the date of the effectiveness of the registration statement, until we sell all of the securities offered by this prospectus or terminate this offering.
Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
Documents incorporated by reference are available from Old National without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from Old National at the following address and phone number:
Old National Bancorp
One Main Street
Evansville, Indiana 47708
Attn: Jeffrey L. Knight, Executive Vice President,
Corporate Secretary and Chief Legal Counsel
(800) 731-2265

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is inconsistent with information contained in this document or any document incorporated by reference. This prospectus is not an offer to sell these securities in any state where the offer and sale of these securities is not permitted. The information in this prospectus is current as of its date, and not necessarily as of any later date. If any material change occurs during the period that this prospectus is required to be delivered, this prospectus will be supplemented or amended.

USE OF PROCEEDS
We will receive proceeds from the sale of our common stock the Plan Administrator purchases directly from us. We intend to use the proceeds of any such sales for general corporate purposes, including additions to working capital and repayment of existing indebtedness. We will not receive proceeds from the sale of common stock the Plan Administrator purchases in the open market.

PLAN OF DISTRIBUTION
Except to the extent the Plan Administrator purchases our common stock in the open market, we will sell directly to you, through the Plan Administrator, the shares of common stock acquired under the Plan. The shares of common stock, including shares acquired pursuant to a Request for Waiver, may be resold in market transactions on any national securities exchange on which shares of our common stock trade or in privately negotiated sale transactions. The common stock currently is listed on the Nasdaq Global Select Market under the trading symbol “ONB.”
Pursuant to the Plan, we may be requested to approve optional cash purchases in excess of the allowable maximum amounts pursuant to Requests for Waiver on behalf of participants that may be engaged in the securities business. Persons who acquire shares of common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934 and may be considered to be underwriters within the meaning of the Securities Act of 1933. We will not extend to any such person any rights or privileges other than those to which it would be entitled as a participant under the Plan, nor will we enter into any agreement with any such person regarding such person’s purchase of such shares or any resale or distribution thereof. Under some circumstances, we may, however, approve requests for optional cash purchases by such person in excess of the allowable maximum limitations. If such requests are submitted for any investment date for an aggregate amount in excess of the amount we are willing to accept, we may honor such requests in order of receipt, pro rata, or by any other method which we determine to be appropriate.
Subject to the availability of shares of common stock registered for issuance under the Plan, there is no total maximum number of shares of common stock that can be issued pursuant to the reinvestment of dividends and optional cash purchases. In connection with any reinvestment of dividends or optional cash purchases in which the Plan Administrator purchases shares of common stock in the open market, you will pay your pro rata share of any trading fees. You also will have to pay any fees payable in connection with your voluntary sale of shares from your Plan account and/or withdrawal of shares from the Plan.

LEGAL MATTERS
The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Squire Patton Boggs (US) LLP, Cincinnati, Ohio.

EXPERTS
The consolidated financial statements of Old National and its subsidiaries as of December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020have been audited by Crowe LLP, an independent registered public accounting firm, as set forth in their report appearing in Old National’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and incorporated in this prospectus by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

APPENDIX A

PLAN SERVICE FEES SCHEDULE

	Service Charge	Trading Fee
Optional cash purchases	No charge	Applicable trading fee	[1]
Automatic account deduction for cash payments	No charge	Applicable trading fee	[2]
Sale of shares**	$0.15 per share	Applicable trading fee	[3]
Reinvestment of dividends	No charge	Applicable trading fee	*
Safekeeping of shares	No charge	Not applicable
Transfer of shares	No charge	Not applicable
Insufficient funds***	$35.00 per item	Not applicable
Account History — per request	$20	Not applicable

1.    Participants will be charged their proportionate share of trading fees on each purchase transaction for purchases made in the open market. There are no trading fees associated with purchases of newly issued shares directly from Old National.
2.    The Plan Administrator will deduct the service and trading fees from the proceeds of a sale.
3.    Includes both returned checks and rejected electronic bank withdrawals.

A-1

AMENDED AND RESTATED
STOCK PURCHASE
AND
DIVIDEND
REINVESTMENT PLAN

PROSPECTUS

August 12, 2021

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

SEC Registration Fee	$—	(1)
Printing Costs for Registration Statement, prospectus and related documents		$2,500
Accounting Fees and Expenses		$5,000
Legal Fees and Expenses		$15,000
Miscellaneous Expenses		$1,000

Total (2)		$23,500

(1)    There is no filing fee due because securities registered under this registration statement are carried over from a predecessor registration statement.
(2)    All expenses are estimated.
Item 15.    Indemnification of Directors and Officers.
Old National Bancorp (“Old National”) is an Indiana corporation. Old National’s officers and directors are and will be indemnified under Indiana law, the Fifth Amended and Restated Articles of Incorporation and the Amended and Restated By-laws of Old National against certain liabilities. Chapter 37 of the Indiana Business Corporation Law (the “IBCL”) requires a corporation, unless limited by its articles of incorporation, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. Old National’s Fifth Amended and Restated Articles of Incorporation do not contain any provision limiting such indemnification.
The IBCL also permits a corporation to indemnify a director, officer, employee, or agent who is made a party to a proceeding because the person was a director, officer, employee, or agent of the corporation against liability incurred in the proceeding if (1) the individual’s conduct was in good faith, and (2) the individual reasonably believed (A) in the case of conduct in the individual’s official capacity with the corporation, that the conduct was in the corporation’s best interests, and (B) in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests, and (3) in the case of a criminal proceeding, the individual either (A) had reasonable cause to believe the individual’s conduct was lawful, or (B) had no reasonable cause to believe the individual’s conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.
Old National’s Fifth Amended and Restated Articles of Incorporation require it to provide indemnification to its officers and directors to the fullest extent authorized by the IBCL and to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding as authorized by the IBCL. Old National’s Fifth Amended and Restated Articles of Incorporation also authorize it to maintain insurance at its expense to protect itself and any of its directors, officers, employees or agents or those of another corporation, partnership, joint venture, trust, or other entity against expense, liability or loss, whether or not Old National would have the power to indemnify such person against such expense, liability or loss under the IBCL. Old National currently maintains officer and director liability insurance.

Old National’s By-laws contain indemnification provisions to substantially the same effect as in the Fifth Amended and Restated Articles of Incorporation.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.
See “Item 17. Undertakings” for a description of the SEC’s position regarding the indemnification of directors and officers for liabilities arising under the Securities Act of 1933.
Item 16.    Exhibits.
The following exhibits are filed as a part of this registration statement.

Exhibit Number	Description
3.1	Fifth Amended and Restated Articles of Incorporation of Old National Bancorp, amended April 30, 2020 (incorporated by reference to Exhibit 3.1 of Old National Bancorp’s Current Report on Form 8-K filed on May 18, 2020).
3.2	Amended and Restated Bylaws of Old National Bancorp, amended April 30, 2020 (incorporated by reference to Exhibit 3.2 of Old National Bancorp’s Current Report on Form 8-K filed on May 18, 2020).
5.1	Opinion of Squire Patton Boggs (US) LLP regarding legality of the securities being registered.
23.1	Consent of Crowe LLP.
23.2	Consent of Squire Patton Boggs (US) LLP (included in Exhibit 5.1).
24.1	Power of Attorney.

Item 17.    Undertakings.
a.    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
b.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
c.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
d.    The undersigned Registrant hereby undertakes that:
(1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.
(2)    That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
(iv)    Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
(3)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on the 12th day of August, 2021.

OLD NATIONAL BANCORP

By: /s/ James C. Ryan, III*
James C. Ryan, III
Chairman and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 12th day of August, 2021.

/s/ James C. Ryan, III* James C. Ryan, III Chairman and Chief Executive Officer (Principal Executive Officer)	/s/ Austin M. Ramirez* Austin M. Ramirez, Director
/s/ Brendon B. Falconer* Brendan B. Falconer Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)	/s/ Thomas E. Salmon* Thomas E. Salmon, Director
/s/ Michael W. Woods* Michael W. Woods Senior Vice President – Corporate Controller (Principal Accounting Officer)	/s/ Randall T. Shepard* Randall T. Shepard, Director
/s/ Andrew E. Goebel* Andrew E. Goebel, Director	/s/ Rebecca S. Skillman* Rebecca S. Skillman, Director
/s/ Jerome F. Henry, Jr.* Jerome F. Henry, Jr., Director	/s/ Derrick J. Stewart* Derrick J. Stewart, Director
/s/ Daniel S. Hermann* Daniel S. Hermann, Director	/s/ Katherine E. White* Katherine E. White, Director
/s/ Ryan K. Kitchell.* Ryan K. Kitchell, Director	/s/ Linda E. White* Linda E. White, Director
/s/ Phelps L. Lambert.* Phelps L. Lambert, Director
*By: /s/ Jeffrey L. Knight Attorney-in-Fact Jeffrey L. Knight

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